Exhibit 10.10

                                 PROMISSORY NOTE


This Promissory Note is made this 27th day of July, 2001 between Peregrine Control Technologies, Inc., (the Company) and Myron Anduri it's Executive Vice President. Whereas Mr. Anduri has incurred direct personal costs to the benefit of the Company and the Company has not been in a financial position to repay these costs in a timely manner, both parties agree to the following:

1. The Company will pay back Mr. Anduri the sum of $25,000 as soon as the Company is financially able to do so but in no case shall it be later than 1 week from the receipt of major financing totaling $300,000 or greater, or shall payment be later than December 1, 2001.
2.     The  Company  is  allowed  to  make  partial  payments.
3. This note shall bear an annual interest rate of 17% simple interest compounded monthly on the balance owed.
4. This Promissory Note is exclusive of any other debt owed to Mr. Anduri by the Company. Other debt owed by the Company to Mr. Anduri outside of this Note is recognized to be a Business Line of Credit with Keybank account xxxx, a Master Card Account number xxxx, and any other legitimate business expenses incurred by Mr. Anduri after the date of this note.

Agreed  to  the  27th  day  of  July,  2001  by



/s/ Steven  Jacobson          /s/  Myron  Anduri
--------------------           -------------------
Steven  Jacobson                   Myron  Anduri
President  and  CEO
Peregrine  Control  Technologies,  Inc.